SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                _________

                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934

                   Date of Report:  February 21, 1995
                    (Date of earliest event reported)

                     JOHN DEERE CAPITAL CORPORATION
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-6458
                        (Commission File Number)

                               36-2386361
                    (IRS Employer Identification No.)

                                Suite 600
                     First Interstate Bank Building
                           1 East First Street
                           Reno, Nevada 89501
          (Address of principal executive offices and zip code)

                              (702)786-5527
          (Registrant`s telephone number, including area code)

                 _______________________________________

                           Page 1 of 4 pages.
                     The Exhibit Index appears at Page 4

Item 5. Other Information Events.

 The following is disclosed on behalf of the Company's United
States credit
 subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

 "John Deere Capital Corporation's net income was $27.4 million in the first quarter of 1995 compared with $23.0 million in the same period last year. Net income for the quarter was favorably affected by a larger average portfolio financed and a lower provision for credit losses. The average balance of credit receivables and leases financed was 20 percent higher in the first quarter of 1995 compared with the same period last year.

 Credit receivable and lease acquisitions increased 20 percent during the first quarter.
 Retail notes acquired during the quarter totaled $703 million, a 19 percent increase over the first quarter 1994 acquisitions. Acquisitions of John Deere equipment notes were 21 percent higher in the current year. Acquisitions of revolving charge accounts and wholesale receivables also increased during the quarter compared with last year.

 Credit receivables and leases financed by John Deere Capital
Corporation were
 $4.208 billion at January 31, 1995 compared with $3.477 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by the sale of retail notes during the fourth quarter of 1994.
 Credit receivables and leases administered, which include receivables previously securitized and sold, totaled $5.195 billion at January 31, 1995 compared with $4.656 billion at January 31, 1994."



 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


 (c)    Exhibits


    (99)    Press release and additional information of Deere &
Company

Signature

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                             JOHN DEERE CAPITAL CORPORATION


                              By /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary

 Dated:  February 21, 1995

                              EXHIBIT INDEX



Number and Description of Exhibit       Sequential Page
                                        Number


99. Press release and additional information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated February 21, 1995, file number 1-4121).